Exhibit 99.1

WILLIAM L. MANSFIELD NAMED VALSPAR CHAIRMAN

Minneapolis, Minn., August 21, 2007 – The Valspar Corporation (NYSE:VAL) announced today that the Board of Directors elected William L. Mansfield, Valspar president and chief executive officer, to the additional role of chairman of the board, effective immediately. Mr. Mansfield succeeds Thomas R. McBurney, who has served as chairman for the past two years. McBurney will remain chair of the Board’s governance committee and lead director.

“Bill Mansfield is a proven leader with an excellent record of driving sales growth and operational efficiency,” said McBurney. “With his in-depth knowledge of global coatings markets and clearly articulated plan to create Valspar shareholder value, Bill is uniquely qualified to lead our Board. His appointment brings to successful completion the transition plan we have had in place for some months.”

Mansfield, 59, joined Valspar in 1984. After experience leading most Valspar businesses, he was named chief operating officer in April 2004. He has served as president and chief executive officer since February 2005. Mansfield holds a B.S. degree in engineering from Drexel University and an M.B.A. from Lehigh University.

“I am honored by the Board’s confidence in me,” said Mansfield. “I look forward to continuing to work with the Board and our management team in leading the company to new levels of profitable growth.”

Investor Contact: Lori A. Walker, (612) 375-7350

Media Contact: Mike Dougherty, (612) 375-7802

The Valspar Corporation (NYSE:VAL) is a global leader in the paint and coatings industry. Since 1806, Valspar has been dedicated to bringing customers the latest innovations, the finest quality and the best customer service in the coatings industry.

For more information, visit www.valsparglobal.com.